AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
                      JUNE 25, 2001 REGISTRATION NO. 333-59808
--------------------------------------------------------------------------------


           SECURITIES AND EXCHANGE COMMISSION, WASHINGTON, D.C. 20549
                               ------------------
                    PRE-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3
             REGISTRATION STATEMENT under THE SECURITIES ACT OF 1933

                                                        AGWAY
            AGWAY INC.                           FINANCIAL CORPORATION
(EXACT NAME OF REGISTRANT AS SPECIFIED      (EXACT NAME OF REGISTRANT AS
          IN ITS CHARTER)                     SPECIFIED IN ITS CHARTER)
             DELAWARE                                  DELAWARE
    (STATE OF INCORPORATION)                    (STATE OF INCORPORATION)
           15-0277720                                 06-1174232
(I.R.S. EMPLOYER IDENTIFICATION NO.)     (I.R.S. EMPLOYER IDENTIFICATION NO.)
        333 BUTTERNUT DRIVE,                   1105 NORTH MARKET STREET,
      DEWITT, NEW YORK 13214                  WILMINGTON, DELAWARE 19801
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
          315-449-6431                                302-654-8371
                            CHRISTOPHER W. FOX, Esq.
                                   AGWAY INC.
                                    BOX 4933
                          Syracuse, New York 13221-4933
                                  315-449-6436
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)
                             ----------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
                  As soon as practicable on or after the effective date of this Registration Statement. If the only securities being registered on the Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
                                                    ----
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X
                                             ----
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement number of the earlier effective registration statement for the same offering.
                                 ------
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                       -----
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
                               ------

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
                                                               PROPOSED MAXIMUM   PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                         AMOUNT TO BE     OFFERING PRICE   AGGREGATE OFFERING     AMOUNT OF
SECURITIES TO BE REGISTERED                     REGISTERED         PER UNIT             PRICE       REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
AGWAY INC.
Guarantee of the Debt Securities............            (1)                                    (1)             None
Series HM Preferred Stock...................      4,000 shs             $ 25         $     100,000      $     26.40
Membership Common Stock.....................      4,000 shs             $ 25         $     100,000      $     26.40
AGWAY FINANCIAL CORPORATION (AFC)
Guaranteed, Subordinated Member and
  Subordinated Money Market Certificates....   $          *                *                     *
Guaranteed, Subordinated Member and
  Subordinated Money Market Certificates
   under the Interest Reinvestment Option...   $          *                *                     *
                                               ------------             ----         -------------      ------------
 Total AFC..................................   $350,000,000             100%         $ 350,000,000      $ 92,400.00
                                                                                                        ------------
                                                                                                        $ 92,452.80
                                                                                                        ============

(1) No consideration will be received by Agway Inc. for the Guarantee.
--------------------------------------------------------------------------------
We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------

PROSPECTUS            JUNE _____, 2001
[LOGO]



YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 6 OF THE PROSPECTUS BEFORE MAKING YOUR INVESTMENT DECISION. A DESCRIPTION OF THE
SECURITIES BEING OFFERED BEGINS ON PAGE 13 OF THIS PROSPECTUS. AGWAY INC. UNCONDITIONALLY GUARANTEES THE PAYMENT OF PRINCIPAL AND INTEREST ON THE AFC CERTIFICATES. THERE ARE NO UNDERWRITING DISCOUNTS OR COMMISSIONS IN THESE OFFERINGS. THE AFC CERTIFICATES PAY INTEREST IN ARREARS ON JANUARY 1 AND JULY 1 OF EACH YEAR. WE ARE UNDER NO OBLIGATION TO REPURCHASE CERTIFICATES WHEN TENDERED. THERE IS NO MARKET FOR ANY OF THE OFFERED SECURITIES. YOU SHOULD ASSUME THAT YOU WILL HAVE TO HOLD THE CERTIFICATES UNTIL THEIR MATURITY. THE MEMBERSHIP COMMON STOCK MAY ONLY BE PURCHASED BY AGWAY MEMBERS. THE SERIES HM PREFERRED STOCK MAY ONLY BE PURCHASED BY FORMER MEMBERS OF AGWAY. THE SUBORDINATED MEMBER MONEY MARKET CERTIFICATES MAY BE PURCHASED ONLY BY CURRENT OR FORMER AGWAY MEMBERS.

AGWAY FINANCIAL CORPORATION (AFC) WILL ISSUE UP TO A TOTAL OF $350,000,000 IN SUBORDINATED MONEY MARKET CERTIFICATES GUARANTEED BY AGWAY INC. AS FOLLOWS:


      SUBORDINATED MEMBER MONEY MARKET CERTIFICATES

          Minimum
       Interest Rate        Maturity Date        Minimum Denominations
      --------------        -------------        ---------------------
          8.25%             Due 10/31/16             $ 5,000
          8.00%             Due 10/31/16             $   100

      SUBORDINATED MONEY MARKET CERTIFICATES

          Minimum
       Interest Rate        Maturity Date        Minimum Denominations
      --------------        -------------        ---------------------
          7.75%             Due 10/31/16             $ 5,000
          7.50%             Due 10/31/16             $   100
          8.75%*            Due 10/31/09             $ 2,000
          8.50%*            Due 10/31/05             $ 2,000

*We do not intend to repurchase, at the request of a holder, the 8.75% or 8.5% Subordinated Money Market Certificates offered in this offering. See "Risk Factors."

SUBORDINATED MEMBER AND SUBORDINATED MONEY MARKET CERTIFICATES UNDER THE INTEREST REINVESTMENT OPTION If you choose the Interest Reinvestment Option, the interest you receive on your Certificates will be reinvested at the same interest rate payable on the Certificates for which you received the interest. For outstanding Certificates, interest rates range from 4.5% to 9.75% per annum and due dates range from October 31, 2001 through October 31, 2016.

AGWAY INC. (AGWAY) WILL ISSUE A TOTAL OF $200,000 OF THE FOLLOWING SECURITIES:

      o    Guarantee of Debt Securities (no consideration received)
      o    Series HM Preferred Stock
           o   $25 Par/Unit Value
           o   Price to Public:  $100,000 (4,000 shares)
      o    Membership Common Stock
           o   $25 Par/Unit Value
           o Price to Public: $100,000 (4,000 shares)

WHILE THE AFC CERTIFICATES (CERTIFICATES) WILL PAY AT LEAST THE APPLICABLE STATED FIXED RATE OF INTEREST, THEY MAY PAY A HIGHER RATE BASED UPON A VARIABLE TREASURY BILL RATE. However, given the current spread between treasury bill rates and the interest rate of the Certificates, it is unlikely that the Treasury Bill Rate will be applicable in the near future. In addition, it is not possible at this time to determine whether the Treasury Bill Rate will be applicable at any time prior to maturity.

We may, from time to time, before this offering is completed, change the interest rate or maturity date of the Certificates to be offered by filing a prospectus supplement with the Securities and Exchange Commission (SEC). We will attach the applicable supplement, if any, to this prospectus. Any change in the interest rate or maturity date offered will not affect the rate of interest on or maturity of any Certificates previously issued by AFC. The amount of Certificates sold at a particular interest rate and maturity date and the proceeds realized from those sales can vary. In no event will the aggregate price to the public for Certificates exceed $350,000,000.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OFFERED BY THIS
PROSPECTUS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         TABLE OF CONTENTS
-------------------------------------------------------------------------------
About this Prospectus............................      2
The Companies....................................      2
The Offering.....................................      3
Risk Factors.....................................      6
Use of Proceeds..................................     10
Plan of Distribution.............................     10
Selected Financial Data and Ratio of Margins.....     11
Description of Securities to be Registered.......     13
Legal Opinion....................................     25
Experts..........................................     25
Where You Can Find More Information..............     25
--------------------------------------------------------------------------------

                             ABOUT THIS PROSPECTUS

       This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may sell the money market certificates, preferred stock, and common stock described in this prospectus (the "Securities") in one or more offerings up to a total dollar amount of $350,200,000 (up to $350,000,000 principal amount of Certificates, up to $100,000 par value of Series HM Preferred Stock, and up to $100,000 par value of Membership Common Stock. This prospectus provides you with a general description of the Securities. It might not contain all the information important to you. For a more complete understanding of this offering, we encourage you to read this entire document and the documents to which we have referred to under the heading "Where You Can Find More Information" on page 25 of this prospectus before making your investment decisions.

       In this prospectus or any prospectus supplement, unless otherwise indicated, "we," "us," and "our" refer to Agway and, where relevant, to Agway and AFC together, or to Agway and its subsidiaries.


                                 THE COMPANIES

       We are an agricultural cooperative owned by approximately 70,000 Northeast farmer-members. We are directly engaged in manufacturing, processing, distributing and marketing agricultural products (seeds and fertilizers) and services for our farmer-members and other customers, primarily in the northeastern United States and Ohio. We are also involved in repackaging and marketing produce and processing and marketing sunflower seeds. Through certain of our subsidiaries, we are involved in the distribution of petroleum products; the installation and servicing of heating, ventilation, and air-conditioning equipment; lease financing; the underwriting and sale of certain types of property and casualty insurance; and the sale of health insurance. Agway was incorporated under the laws of Delaware in 1964. Our principal executive offices are located at 333 Butternut Drive, DeWitt, New York 13214 and our telephone number is 315-449-6431.

       AFC is one of our wholly owned subsidiaries. It was incorporated in Delaware in 1986. Its principal business activities consist of securing financing through bank borrowings and the issuance of corporate debt instruments. Those funds are used for the general corporate purposes of Agway, AFC's wholly owned subsidiary, Agway Holdings Inc. (AHI), and AHI's subsidiaries. Agway guarantees the payment of principal and interest on the AFC debt. This guarantee is full and unconditional, and joint and several, which means that Agway is obligated to pay the full amount of the AFC debt if AFC fails to pay. AFC's principal executive offices are located at 1105 North Market Street, Wilmington, Delaware 19801 and the telephone number is 302-654-8371.


      On April 24, 2001, the Agway Board of Directors authorized the mergers of AFC and AHI into Agway. Those mergers are expected to be effective July 1, 2001. On the effective date, Agway will assume all the liabilities of AFC and AHI, including all obligations of AFC relating to the Certificates and will become the issuer of the Securities offered hereunder. All assets and liabilities of AFC and AHI, including AHI's subsidiaries, will become assets and liabilities of Agway. There will be no material change in the consolidated financial position or results of operations of Agway Inc. as a result of these mergers.

                                  THE OFFERING

       Agway is offering preferred and common stock and AFC is offering Guaranteed Subordinated Money Market Certificates ("Certificates"), as well as an interest reinvestment option. The terms that apply to the Securities, including the interest rate and maturity date of the Certificates, are described below and on the cover page of the prospectus. The Certificates are governed by an agreement, known as the "Indenture," between us and a bank trustee. The Indenture is described later in this prospectus and is incorporated by reference into this prospectus. See "Description of the AFC Certificates," below.

       We may, from time to time, before we complete the offering of Certificates, change the interest rate or the maturity date of new Certificates to be offered by amending the prospectus cover page and filing a prospectus supplement with the SEC. We will attach the applicable supplement, if any, to this prospectus. Any change in the interest rate or maturity date of future Certificates will not affect the interest rate or the maturity date of any Certificate previously issued.

       The aggregate price of this offering to the public will not exceed $350,200,000 principal amount of Securities. The aggregate price of Certificates offered by this prospectus will not exceed $350,000,000. The amount of Certificates sold at a particular interest rate and maturity date and the proceeds we receive can vary.

SECURITIES TO BE  OFFERED:
Agway is offering Series HM Preferred Stock and Membership Common Stock. See "Description of the Agway Securities." AFC is offering, directly and through an interest reinvestment option, several types of Certificates. See "Description of the AFC Certificates." The Certificates that may be purchased only Agway members are referred to herein as the "Member Certificates." All other Certificates are referred to as "General Certificates."

DIVIDENDS:
The holders of Series HM Preferred Stock are entitled to receive non-cumulative annual dividends when and if declared by the Board of Directors. The holders of Membership Common Stock are entitled to receive non-cumulative annual dividends when and if declared by the Board of Directors. The dividends on member Common Stock may not exceed 8% per year. The AFC Certificates are entitled to receive interest, but not dividends, as described below.

INTEREST RATE:
Interest on the Certificates is payable at an annual rate equal to the greater of:

                    (1) the applicable fixed rate of interest stated on the cover page of this prospectus for a particular maturity date; or



                    (2) the variable "Treasury Bill Rate" as described under the section "Description of AFC Securities" on page 16 of this prospectus.

                         Given the current spread between treasury bill rates and the current interest rate of the Certificates, it is unlikely that the Treasury Bill Rate will be applicable in the near future. In addition, it is not possible at this time to determine whether the Treasury Bill Rate will be applicable at any time prior to maturity.

INTEREST PAYMENT DATE:
We will pay interest on the Certificates semiannually in arrears on January 1 and July 1 of each year. We will also pay accrued interest on the maturity date.

MATURITY DATE:
The Series HM Preferred Stock and the Membership Common Stock have no "maturity date." The Certificates will mature on the date stated on the cover page of the prospectus that corresponds to the applicable minimum fixed rate of interest of the Certificates you are buying. Each Certificate will accrue interest from the original issue date.

ISSUE DATE:
The issue date will be set forth on your  Certificate  and will be no later than
the  day  on  which  we   receive   your   application   and   check.

OPTIONAL REDEMPTION:
We may redeem all or a part of the Securities at any time prior to maturity. The redemption price we will pay will be the principal amount of the relevant Security, together with accrued but unpaid interest, or declared but unpaid dividends, as applicable. Unless we have called a Security for redemption, we are not obligated to repurchase any Security presented to us for repurchase. However, we may, at our option (but subject to certain restrictions under our primary loan document), repurchase such Securities.

INTEREST REINVESTMENT OPTION:
You may increase the principal of a Certificate by electing to have interest payments added to the principal of the Certificate. If you elect the reinvestment option, you will receive a statement from us indicating the amounts added to the principal of your Certificate. You should bear in mind that you will be considered to have received the interest for tax purposes.

RANKING:
The Certificates are unsecured. They will rank equally with all our unsecured debt obligations and are subordinate to all of our Senior Debt. We define Senior Debt generally as the principal and interest we have to pay on money we have borrowed from (or guaranteed) to banks, trust companies, insurance companies and other financial institutions and lenders. For more details, see "Description of the AFC Certificates - Subordination Provisions" on page 22 of this prospectus. Because the Certificates are subordinate to Senior Debt, if our assets are distributed as a result of a bankruptcy or total liquidation or reorganization, the holders of all Senior Debt will be entitled to receive payment in full before you are entitled to receive any payment due under your Certificate. In addition, in a bankruptcy, liquidation or reorganization, Series HM Preferred Stock would rank behind Senior Debt, the Certificates and certain outstanding classes of preferred stock, and Membership Common Stock would rank behind the Series HM Preferred Stock. In those circumstance, the rights of both the Series HM Preferred Stock and the Membership Common Stock would be limited to their $25 par value per share. As of March 24, 2001, we had $84,886,143 of Senior Debt outstanding.

OWNERSHIP:
You may purchase Membership Common Stock only if you are entitled to be an Agway member. You may purchase Series HM Preferred Stock only if you are a former Agway member. You may purchase Member Certificates only if you are a current or former Agway member. If you are not an Agway member, you may purchase the General Certificates.

TRANSFER OR RESALE OF THE SECURITIES:
There is currently no trading market for the Securities offered by this prospectus and we do not expect one to develop in the future. We do not intend to apply to list the Securities on any securities exchange or to include them in any automated quotation system.

MANNER OF OFFERING:
We are not using an underwriter to sell the Securities offered by this prospectus. Instead, we will offer them directly through direct mailings, Agway business locations, Agway dealers and through locations of certain of our affiliates. No one is entitled to receive any commission or discount in connection with the sale of Securities.

USE OF PROCEEDS:
We will use the proceeds from the sale of the Securities offered by this prospectus for general corporate purposes, which may include the repayment of debt, the financing of capital expenditures, and working capital.

APPLICATION PROCESS:
If you are interested in purchasing the Securities offered by this prospectus, you must forward a completed application and a check (personal, cashiers or certified) or money order payable to us in an amount equal to the principal amount of the securities to be purchased.

You can obtain an  application  and prospectus by contacting us at:

       Agway Inc.                        PHONE: 1-800-253-6729
       Securities Department             FAX: 1-315-449-7451
       P. O. Box 4761                    E-MAIL: securities@agway.com
       Syracuse, NY 13221-4761

You may purchase Certificates only if you live in the states listed under the "Plan of Distribution" section on page 10 of this prospectus.

We reserve the right to reject any application submitted to us.

                                  RISK FACTORS

You should carefully consider the following risk factors, as well as the other information presented in this prospectus and in the documents incorporated by reference into this prospectus, in deciding whether to invest in the Securities.

                    RISK FACTORS RELATING TO THE SECURITIES

THE SECURITIES ARE NOT SECURED OBLIGATIONS AND ARE SUBORDINATE TO OUR OTHER DEBT

       The Securities offered in this prospectus are unsecured obligations and are subordinated to all of our "Senior Debt." See "Description of the Agway Securities" and "Description of the AFC Certificates." There are no specific assets that you can look to for repayment of the Securities. If our assets are distributed as a result of bankruptcy, liquidation or reorganization, the holders of all Senior Debt will receive payment in full before you receive any payment. As a result, we might not have enough assets after paying off our Senior Debt to pay you the amounts owed to you under the Securities. As of March 24, 2001, Senior Debt outstanding totaled $84,886,143.


WE ARE SUBJECT TO CERTAIN RESTRICTIONS WHICH MAY ADVERSELY AFFECT YOU.

       We currently borrow money under a senior debt credit agreement (the "Credit Agreement"). The Credit Agreement has a number of financial covenants which restrict our capital spending and require us to maintain minimum levels of earnings before interest, taxes, depreciation, and amortization (EBITDA), minimum ratios of EBITDA to fixed charges and interest on senior debt, and a minimum outstanding balance of preferred stock, subordinated debt, and certain debt of a subsidiary. That minimum balance requirement ranges from $440,000,000 to $450,000,000 throughout the year. (We refer to the minimum amount of capital we must maintain as the "Minimum Capital.")

Other conditions of the Credit Agreement prevent us, in certain circumstances, from using funds we borrow under the Credit Agreement to pay interest or dividends on, or repurchase or repay principal of, AFC's subordinated debt or Agway's preferred stock. To avoid these use restrictions, the Credit Agreement requires us to have a minimum excess borrowing capacity under that agreement of at least $20,000,000 more than the loan amount outstanding if we are not in default under the Credit Agreement. If we are in default under the Credit
Agreement, to avoid these use restrictions, the minimum excess borrowing capacity we must maintain increases to $25,000,000 more than the loan amount outstanding. Further, if we are in default under the Credit Agreement, we are subject to these use restrictions if:

1. we default on our payment of principal, interest or other amounts due to the lenders under the Credit Agreement;

2. we fail to maintain the cash management procedures we agree to with the lenders under the Credit Agreement;

3. we do not maintain the Minimum Capital balance of $440,000,000 to $450,000,000; or

4. the agent under the Credit Agreement provides us with a written notice that such payments are no longer permitted.


These conditions reduce the practical availability under the Credit Agreement from $175,000,000 to $150,000,000. The Credit Agreement was designed in part to allow us to continue our past practice of repurchasing, at face value, certain subordinated debt and preferred stock when presented to us for repurchase prior to maturity. However, while we currently intend to continue this historic practice, we are under no obligation to repurchase such debt prior to its maturity and preferred stock when presented to us, and we may stop or suspend this practice at any time or may be required to stop or suspend such practice if we do not continue to meet the conditions of the Credit Agreement, including those described above.

                                  RISK FACTORS


THE ABILITY OF ADJUSTED NET MARGIN TO COVER FIXED CHARGES

As detailed under the section "Ratio of Earnings to Fixed Charges and Preferred Stock Combined" on page 12 of this registration statement, our adjusted net margin was inadequate to cover our fixed charges for the year ended June 1997 and for the nine months ended March 2001 for the Company, and for the nine months ended March 2001 for the Company and its consolidated subsidiaries. Our ability to cover our fixed charges with adjusted net margins for interim periods is significantly impacted by the seasonality of our business operations, since historically the majority of our earnings occur in our fiscal third and fourth quarters.

THERE ARE LIMITATIONS ON TRANSFERRING THE SECURITIES.

       Generally speaking, you may not transfer the Securities, except in certain very limited circumstances. You may transfer the Series HM Preferred Stock and the Membership Common Stock only to Agway, unless we endorse our consent on your certificate representing that stock. Even if we provide you with our consent, under our By-laws, we will permit transfers of such stock only to persons who were Agway members. You may not transfer the Member Certificates, except by will or operation of law, which means a transfer pursuant to a will or a similar legal instrument or requirement. You may freely transfer the General Certificates. See "Description of AFC Securities - Limitations on Ownership and Transfer" on page 18.

THERE IS NO PUBLIC MARKET FOR THE SECURITIES.

       There is no market for the Securities offered by this prospectus, we do not intend to create or encourage a trading mechanism for these Securities, and it is highly unlikely that any secondary trading market will develop.

       We do not intend to apply for listing of the Securities offered by this prospectus on any securities exchange or to include them in any automated quotation system. With respect to Securities that may be transferred, their value will be affected by a number of factors independent of our creditworthiness, including:

o    the level and direction of interest rates;

o    the remaining period to maturity of the Certificates;

o    our right to redeem the Securities;

o our right to issue Certificates at interest rates higher than the rates at which the Certificates are currently offered;

o the aggregate principal amount of the Securities outstanding and the terms and availability of comparable investments.

In addition, the relative value of the Certificates compared to other debt instruments you could purchase from other issuers may be affected by numerous other interrelated factors, including factors that affect the U.S. corporate debt market generally and us specifically. We can't assure you that, if your Certificates are redeemed or mature, you will be able to reinvest the proceeds in comparable securities at an interest rate as high as that of the Certificates.

MARKET PRICE OF AND DIVIDENDS ON AGWAY'S EQUITY.

       Owning Membership Common Stock and Series HM Preferred Stock is different than owning common stock and preferred stock ownership in a typical business corporation. The Membership Common Stock may be purchased only by people who are entitled to be Agway members. The only people who can be Agway members are farmers and cooperative organizations of farmers who purchase farm supplies or services or market farm products through Agway. Series HM Preferred Stock can only be purchased by former Agway members. Because Agway is an agricultural cooperative, the main benefit of owning Membership Common Stock is that it proves that you are an Agway member (or, in the case of Series HM Preferred Stock, a former member) and are entitled to certain benefits. Although owning Member Common Stock and Series HM Preferred Stock will provide you with an equity interest in Agway, your equity claim to the assets of Agway is measured by, and restricted to, the $25 par value of your share, plus dividends declared and unpaid, if any, for the current year. See "Description of Agway Inc. Securities - Membership Common Stock" and "Honorary Member Preferred Stock, Series HM."

                                  RISK FACTORS

WE ARE NOT OFFERING THE SECURITIES THROUGH AN UNDERWRITER.

       This is not an underwritten securities offering. No underwriter, such as an investment bank, has undertaken a review of our corporate records, evaluated our financial condition, or evaluated the terms of the Securities and this offering, including our ability to meet our payment obligations on the Securities. There is no minimum amount of Securities which must be sold. If a significant portion of the Securities offered are not sold, payments due to you could be impacted by the restrictions under the Credit Agreement described above.

OUR BUSINESS IS DIRECTLY AFFECTED BY THE AGRICULTURAL ECONOMY.

       Our financial condition can be directly affected by factors affecting the agricultural economy, since these factors impact the demand for our products and the ability of our customers to make payments for products already purchased through credit extended by us. These factors may include:

o changes in the level of government expenditures on agricultural programs that may adversely affect the level of income of our customers.

o    weather-related  conditions   that  negatively   impact  the   agricultural
     productivity and income of our customers.

o the relationship of demand relative to supply of agricultural commodities produced by our customers.

o major international events, such as the downturn in foreign economies, which can affect such things as the price of commodities we use in our operations as well as the general level of interest rates.

OUR BUSINESS MAY BE AFFECTED BY COMMODITY PRICES.

       In the normal course of our operations, we have exposure to market risk from price fluctuations associated with commodities such as corn, soy complex, oats, confection and bakery kernel sunflower seeds, gasoline, distillate and propane. These price fluctuations impact commodity inventories, product gross margins, and anticipated transactions in our Agriculture, Energy and Country Products Group businesses. We manage the risk of market price fluctuations of some of these commodities by using commodity derivative instruments. Commodity derivative instruments include exchange-traded futures and option contracts and, in limited circumstances, over-the-counter contracts with third parties. We have policies that specify what we can use commodity derivative instruments for and set limits on the maturity of contracts we enter into and the level of exposure to market price fluctuations that we are trying to protect ourselves against (or "hedge"). However, because the commodities markets are very volatile, our gains or losses on these contracts might not fully offset the corresponding change in the prices of the underlying commodity, which could lower our earnings.

                                  RISK FACTORS

WE ARE SUBJECT TO GOVERNMENTAL REGULATIONS.

       We are subject to various laws and governmental regulations concerning environmental matters. We expect to be required to expend funds to participate in the remediation of certain sites, including sites where we have been designated by the Environmental Protection Agency (EPA) as a potentially responsible party (PRP) under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) and at sites with underground fuel storage tanks. We will also incur other expenses associated with environmental compliance.

       We are designated as a PRP under CERCLA or as a third party by the original PRPs in several Superfund sites. The liability under CERCLA is joint and several, meaning that we could be required to pay in excess of our pro rata share of remediation costs. As a result of the use and handling of hazardous substances in our normal operations, an unexpected environmental event or significant changes in environmental compliance requirements could have a material adverse impact on our financial condition and results of operations.

       We continually monitor our operations with respect to potential environmental issues, including changes in legal requirements and remediation technologies. Our recorded liability in our financial statements reflects those specific issues where we think remediation activities are likely and where we can estimate the cost of remediation. Estimating the extent of our responsibility for a particular site and the method and ultimate cost of remediation of that site require that we make a number of assumptions. As a result, the ultimate outcome of remediation of a site may differ from our estimates. However, we believe that our past experience provides us with a reasonable basis for estimating our liability. When we receive additional information we adjust our estimates as necessary. While we do not anticipate that any such adjustment will be material to our financial statements, the result of ongoing and/or future environmental studies or other factors could alter this expectation and require that we record additional liabilities. We currently can't determine whether we will incur additional liabilities in the future or, if we do, the extent or amount of such additional liabilities.

OUR BUSINESS HAS A CONCENTRATION OF CREDIT RISK.

       Because we are an agricultural cooperative doing business primarily in the Northeast, most of our accounts and lease receivables due from farmer-members are concentrated in that region. This concentration of customers may affect our overall credit risk because repayment of these receivables may be affected by inherent risks associated with:

o   The economic environment of the region.
o   The impact of regional weather on the condition of crops.
o   The impact on the agricultural  economy, as described above.

CHANGES IN INTEREST RATES MAY AFFECT OUR PROFITABILITY.

       We are impacted by the general level of interest rates. However, because interest rate changes have a significant impact on Telmark, our leasing business, Telmark tries to limit the effects of changes in interest rates by matching as closely as possible, on an ongoing basis, the maturity and cost of the funds it borrows to finance its leasing activities with the maturity and repricing characteristics of its lease portfolio. A rise in interest rates would increase the cost of funds it borrows to finance its leasing business and could lower the value of the outstanding leases in the secondary market. In addition, a rise in interest rates, to the extent that they would increase the cost of financing leases, would increase the cost of leases to potential customers and could decrease the demand for leases.

WE OPERATE IN A COMPETITIVE MARKET.

       We compete against large national and regional manufacturers, lease financing companies, insurance companies and suppliers, and small independent businesses that operate in the same territory as we do for the sales of our various products. Our competitors may have better access to capital, may offer a wider variety of products or have greater resources than we do. If we were unable to compete successfully with these competitors, it would most likely result in the loss of customers which could have a significant negative impact on our financial condition and results of operation.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

       We make statements in this prospectus or in the documents incorporated by reference into the prospectus that may constitute forward-looking statements within the meaning of a federal law, the Private Securities Litigation Reform Act of 1995. Sometimes these statements will contain words such as "believe," "expect," "intend," "plan" and other similar words. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Some of the factors that may cause such material differences are set forth under the caption "Risk Factors."

                                 USE OF PROCEEDS

       We cannot assure you that we will sell all or any of the Securities. There is no minimum amount of Securities that must be sold as a condition to the sale of any of the Securities. The net proceeds of the sale of the Securities offered by this prospectus will not be more than $350,200,000. We intend to use net proceeds from the sale of the Securities for general corporate purposes, which may include repayment of debt, the financing of capital expenditures, and working capital.

       We expect to incur approximately $275,000 in expenses in connection with this Securities offering. Those expenses include legal fees, state and federal registration fees, printing, trustee fees, accounting fees and other miscellaneous expenses.

                              PLAN OF DISTRIBUTION

We may sell the Securities to:

o    our customers;
o    our employees and former employees;
o    Agway members;
o    non-member patrons of Agway; and
o    the general public.

       We may solicit the sale of the Securities through direct mailings. We may also make applications and prospectuses available through Agway business locations, Agway dealers and locations of certain affiliates of Agway.

       You  can  obtain   applications  to  purchase  the  Securities  and  this
prospectus by contacting us at:

Agway Inc.                                         PHONE: 1-800-253-6729
Securities Department                              FAX:      1-315-449-7451
P.O. Box 4761                                      E-MAIL: securities@agway.com
Syracuse, NY 13221-4761

       These Securities are available only in the states of Connecticut, Delaware, Florida, Maine, Maryland, Massachusetts, New York, New Hampshire, New Jersey, Ohio, Pennsylvania, Rhode Island, and Vermont.

       Our employees who are involved in offering the Securities have other principal duties in connection with our business, and are not otherwise engaged in the sale of securities.

       We will not employ any sales people to solicit the sales of the Securities, and we will not pay, nor allow, any commission or discount to be paid or allowed to anyone in connection with the sale of the Securities. The individual Agway employees who participate in the sale of the Securities may be deemed to be underwriters of this offering within the meaning of that term as defined in Section 2(11) of the Securities Act of 1933, as amended.

                        SELECTED FINANCIAL DATA OF AGWAY

       The following Selected Financial Data of Agway and Consolidated Subsidiaries (in thousands of dollars, except per share amounts) has been derived from consolidated financial statements audited by PricewaterhouseCoopers LLP, whose report for the three years ended June 2000 is included in the Agway Annual Report on Form 10-K, and should be read in conjunction with Agway's full consolidated financial statements and notes thereto.

                                              (In Thousands of Dollars Except Per Share Amounts)
                               -------------------------------------------------------------------------------------
                                                            Years Ended June 30
                               -------------------------------------------------------------------------------------
                                    2000             1999              1998             1997              1996
                               -------------     -------------    --------------    -------------    --------------
Net sales and revenues        $   1,426,886      $  1,221,466     $  1,299,797      $  1,391,986      $ 1,371,525

Earnings from
continuing operations (1)     $       6,152      $     12,941     $     16,016      $      8,499      $     8,858

Net earnings (loss) (2)(3)    $      (9,377)     $      1,795     $     41,145      $     10,670      $    12,662

Total assets                  $   1,572,659      $  1,437,172     $  1,380,891      $  1,261,763      $ 1,216,435

Total long-term debt          $     418,549      $    371,972     $    352,188      $    329,969      $   291,528

Total subordinated debt       $     474,874      $    486,303     $    462,196      $    438,127      $   414,927
Cash dividends per share
of common stock               $        1.50      $       1.50     $       1.50      $       1.50      $      1.50


(1) The data reflects a credit before taxes from business restructuring of $1,943 in 1996.

(2) Effective July 1, 1997, Agway changed its method of determining the market-related value of its plan assets under Statement of Financial Accounting Standards (SFAS) No. 87, "Accounting for Pensions." A cumulative effect adjustment, net of tax, of $28,956 increased net earnings in 1998.

(3) The data reflects after-tax loss on disposal and loss from discontinued retail operations of $15,529, $11,146 and $3,827 for 2000, 1999 and 1998,
     respectively. The 1997 and 1996 data reflects after-tax earnings of $2,172 and $2,289, respectively,from discontinued retail operations. The 1996 data reflects an after-tax gain on sale of H. P. Hood, Inc. (a former food subsidiary) of $1,515, net of operating losses until the time of sale.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS COMBINED

         For purposes of this ratio, earnings from continuing operations represent earnings before (i) income taxes and discontinued operations and (ii) fixed charges and preferred dividend requirements. Fixed charges include interest on debt and the interest factor of rent.


                                                    March                            June
                                                 -----------  ----------------------------------------------------
                                                    2001        2000       1999       1998       1997       1996
                                                 -----------  ---------  ---------  --------   --------   ---------
Ratio of adjusted net earnings to
 fixed charges:
   Agway and Consolidated Subsidiaries               *              1.2        1.3       1.5        1.2         1.3
                                                 ===========  =========  =========  ========   ========   =========

   Agway (1)                                         *              1.1        1.8       2.8      *             2.7
                                                 ===========  =========  =========  ========   ========   =========
Ratio of adjusted margins to fixed charges
and preferred dividends combined:
   Agway and Consolidated Subsidiaries               *              1.1        1.2       1.3        1.1         1.1
                                                 ===========  =========  =========  ========   ========   =========
   Agway (1)                                         *              5.5        2.0       2.2      *             1.8
                                                 ===========  =========  =========  ========   ========   =========


*Adjusted net margin was inadequate to cover fixed charges or fixed charges and preferred dividends combined. See below for amount deficient.

                                                   March                              June
                                                 -----------   -----------------------------------------------------
                                                    2001         2000       1999       1998       1997       1996
                                                 -----------   ---------  ---------  --------   --------   ---------
Deficiency of adjusted net margins to total
fixed charges:
  Agway and Consolidated Subsidiaries            $    (1,206)      N/D       N/D       N/D         N/D         N/D
                                                 ===========   =========  =========  ========   =========   =========

  Agway (1)                                      $   (12,270)      N/D       N/D       N/D        (2,541)      N/D
                                                 ===========   =========  =========  ========   =========   =========
Deficiency  of  adjusted  net  margins  to
total  fixed  charges  and  preferred
dividends combined:
  Agway and Consolidated Subsidiaries            $    (1,727)      N/D       N/D       N/D          N/D        N/D
                                                 ===========   =========  =========  =========  =========   =========
  Agway (1)                                      $   (15,363)      N/D       N/D       N/D          (628)      N/D
                                                 ===========   =========  =========  =========  =========   ==========

(1) Parent-company ratios are presented since all of AFC's debt is guaranteed by Agway. This guarantee is full and unconditional, and joint and several. However, see "Risk Factors" for a description of the merger of AFC and other Agway subsidiaries into Agway that was approved by the Agway Board of Directors.

N/D  No deficiency.

                       DESCRIPTION OF THE AGWAY SECURITIES
       The Agway Securities authorized to be issued through this prospectus and the current amounts of Securities of the same class outstanding are as follows:

                                                                                   Outstanding at March 24, 2001
                                                                                   -----------------------------
Authorized                                                                                             Aggregate
# of Shares      Type/Description                                    Par Value             Shares      Par Value
-----------      ----------------                                    ---------             ------      ---------
     80,000      Honorary Member Preferred Stock (HM)                      $25              2,392    $    59,800
    300,000      Membership Common Stock                                   $25             97,942    $ 2,448,550

HONORARY MEMBER PREFERRED STOCK, SERIES HM

     The following summary of the Series HM Preferred Stock is subject in all respects to the provisions of the amended Certificate of Incorporation and By-Laws of Agway. The Certificate of Incorporation and By-Laws of Agway areincorporated by reference as exhibits to this Registration Statement. All exhibits incorporated by reference into this prospectus may be obtained from the SEC or from Agway in the same manner as the documents described under "Where You Can Find More Information" on page 25 of this prospectus.

DIVIDENDS

     If you own Series HM Preferred Stock, you may receive non-cumulative annual dividends when and if declared by the Board of Directors. No indenture or other agreement other than the Credit Agreement restricts the payment of dividends on these shares. In certain circumstances under our Credit Agreement, as described under "Risk Factors" on Page 6 of this prospectus, we could be effectively restricted from paying dividends on these shares.

VOTING RIGHTS

     The holders of Series HM Preferred Stock have no voting rights.


LIQUIDATION RIGHTS

     If our assets are distributed in a liquidation or dissolution, the holders of any class or series of preferred stock or common stock are entitled to a distribution of assets only after all debts of Agway have been paid. If assets remain after all debts are paid, the holders of the Series HM Preferred Stock would be entitled, subject to the liquidation rights of the Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and Series C Preferred Stock, to receive only the par value of the Series HM Preferred Stock ($25 per share) plus accrued dividends, if any. Any net assets of Agway remaining after payment of the par value and accrued dividends on the Series HM Preferred Stock would be distributed to the holders of the common stock of Agway and any net assets remaining after the rights of such common stock holders had been satisfied would be distributed to the members and/or patrons of Agway to whom its retained margin would be credited.

GENERAL

     The Series HM Preferred Stock has no pre-emptive or conversion rights. The shares of Series HM Preferred Stock will be, when issued, duly authorized, validly issued and fully paid and non-assessable and the holders thereof will not be liable for any payment of Agway's debt.

                       DESCRIPTION OF THE AGWAY SECURITIES

OWNERSHIP AND TRANSFER

       You may buy Series HM Preferred Stock only if you previously owned Agway Membership Common Stock (that is, only if you are a former Agway member). You may not own more than one share of Series HM Preferred Stock. Agway, acting as transfer agent, will prevent two shares from being issued to you or to any other person. We will not accept a subscription for Series HM Preferred Stock unless you were an Agway member. You may not transfer Series HM Preferred Stock to anyone other than us, unless we endorse our written consent on your stock certificate. Pursuant to our By-laws, we will permit transfer of Series HM Preferred Stock only to persons who were Agway members and will limit ownership of Series HM Preferred Stock to one share per person.

REDEMPTION PROVISIONS

       Our Board of Directors can decide to redeem the Series HM Preferred Stock at any time. If we redeem your HM Preferred Stock, we will pay you par value ($25 per share) plus any and all accrued dividends as of the redemption date. In the case of a partial redemption, shares will be redeemed in order of issuance.

REPURCHASE PRACTICE

       We do not guarantee that we will repurchase your Series HM Preferred Stock, whether by calling your share for redemption or at your request. While we intend to continue our practice of repurchasing, at par value, shares of Series HM Preferred Stock when presented for repurchase, we are under no obligation to do so and may stop or suspend this practice at any time. In addition, under terms of the Credit Agreement, we may be required to stop or suspend this practice in the circumstances described under "Risk Factors" on page 6 of this prospectus.

MEMBERSHIP COMMON STOCK

       The following summary of the Membership Common Stock is subject in all respects to the provisions of the amended Certificate of Incorporation and By-Laws of Agway. The Certificate of Incorporation and By-Laws of Agway are incorporated by reference as exhibits to the Registration Statement that includes this prospectus. You may obtain the exhibits incorporated by reference into this prospectus from us or from the SEC in the same manner as the documents described under "Where You Can Find More Information" on page 25 of this prospectus.

DIVIDENDS

       If you buy Membership Common Stock, you may receive non-cumulative annual dividends when and if declared by the Board of Directors. However, dividends may not exceed 8% per year. There are no restrictions in any indenture or other agreement relating to the payment of dividends on Membership Common Stock.

VOTING RIGHTS

       The holders of Membership Common Stock carry the exclusive voting rights of Agway and are entitled to one vote for each share of stock.

LIQUIDATION RIGHTS

       If our assets are distributed in a liquidation or dissolution, the holders of any class or series of preferred stock or common stock are entitled to a distribution of assets only after all debts of Agway have been paid. If assets remain after all debts are paid, the holders of the Membership Common Stock would be entitled, subject to the liquidation rights of the Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, and Series HM Preferred Stock, to receive only the par value of the Membership Common Stock ($25 per share) plus accrued dividends, if any. Any net assets of Agway remaining after payment of the par value and accrued dividends on Membership Common Stock would be distributed to the members and/or patrons of Agway to whom its retained margin would be credited.

                       DESCRIPTION OF THE AGWAY SECURITIES

GENERAL

       The Membership Common Stock has no pre-emptive or conversion rights. The shares of Membership Common Stock will be, when issued, duly authorized, validly issued and fully paid and non-assessable and the holders thereof will not be liable for any payment of Agway's debt.

OWNERSHIP AND TRANSFER

       You may buy Membership Common Stock only if you are entitled to be an Agway member. You may not own more than one share of Membership Common Stock, and Agway, acting as transfer agent, will prevent two shares from being issued to you or to any other person, either through new application or a transfer. We will not accept your subscription for Membership Common Stock unless you are qualified for membership in Agway, as determined by applying the criteria set forth in our By-laws. Agway members are farmers or cooperative organizations of farmers who hold one share of Membership Common Stock and who purchase farm supplies or farm services or market farm products through us or our authorized dealers. You may not transfer your Membership Common Stock other than with our written consent. Pursuant to our By-Laws, we will permit transfer of such stock only to persons entitled to membership in Agway and will limit ownership of the stock to one share per person. If any holder of Membership Common Stock has ceased to be a member of Agway because he or she has ceased to be a farmer, or because the member has done no business with us since the beginning of its preceding fiscal year, the stock held by the member may be called for repurchase at the par value thereof, plus accrued dividends, if any. We intend to call such stock for repurchase in those circumstances. Stock not being called for repurchase would entitle the holder of the stock to the continued rights and privileges of membership.

REDEMPTION PROVISIONS

       Our Board of Directors can decide to redeem the Membership Common Stock at any time. Also, we can redeem your Membership Common Stock if any holder ceases to be an Agway member. If your Member Common Stock is redeemed, we will pay you par value ($25 per share) plus any and all accrued dividends as of the redemption date. In the case of a partial redemption, shares will be redeemed in order of issuance.

REPURCHASE PRACTICE

       We do not guarantee that we will repurchase your share of Member Common Stock, whether by calling it for redemption or at your request. While we intend to continue our present practice of repurchasing, at par value, shares of Membership Common Stock when presented to us for repurchase, we are under no obligation to do so and may stop or suspend this practice at any time. In addition, under terms of the Credit Agreement, we may be required to stop or suspend this practice in the circumstances described under "Risk Factors" on page 6 of this prospectus.

                       DESCRIPTION OF THE AFC CERTIFICATES

GENERAL

       Agway guarantees the Certificates being offered by AFC in this prospectus. Agway's guarantee is full and unconditional, and joint and several, which means that both Agway and AFC are liable for payment of the obligations under the Certificates. On April 24, 2001, the Agway Board of Directors authorized the mergers of AFC and AHI into Agway. Those mergers are expected to be effective July 1, 2001. On the effective date, Agway will assume all the liabilities of AFC and AHI, including all obligations of AFC relating to the Certificates and will become the issuer of the Securities offered hereunder. All assets and liabilities of AFC and AHI, including AHI's subsidiaries, will become assets and liabilities of Agway. There will be no material change in the consolidated financial position or results of operations of Agway Inc. as a result of these mergers.

         AFC is authorized to issue the Certificates pursuant to the indenture dated as of August 23, 1989, between AFC and Key Bank of New York, as Trustee at that time, as supplemented by the supplemental indenture dated August 24, 1992 (the "Indenture"). Since that time, Mellon Bank, F.S.B. assumed Trustee responsibilities from Key Bank of New York pursuant to an agreement and then Chase Manhattan Bank assumed Trustee responsibilities from Mellon Bank, F.S.B. pursuant to the purchase of the corporate trust business of Mellon Bank. The following description is a summary of material provisions of the Indenture. This description does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holder of the Certificates. The Indenture and supplemental indenture are listed as exhibits to the Registration Statement that includes this prospectus.

         We pay interest on the Certificates semiannually in arrears on January 1 and July 1 of each year. We also pay accrued interest at maturity. The interest rates to be paid on the Certificates is listed on the front page of this prospectus. Principal and interest on the Certificates will be payable at the office of the transfer agent, Agway, in DeWitt, New York. If you choose the Interest Reinvestment Option, additional amounts will be added to the principal of your Certificate. The 7.5% Certificates and 8.0% Member Certificates will be issued in registered form only in denominations of $100 and multiples of $100. The 7.75% Certificates and 8.25% Member Certificates will be issued in registered form only in denominations of $5,000 and multiples of $5,000. The 8.5% and 8.75% Certificates (not eligible for the Company's normal repurchase practice) will be issued in registered form only in denominations of $2,000 and multiples of $2,000.

         The Certificates are unsecured obligations of AFC, and payments under the Certificates are subordinated to other debt (except debts similarly subordinated), as described in more detail below. The indentures do not prevent us from incurring additional debt or restrict the interest rate or other terms of such other debt.

INTEREST

         The interest rates on the Certificates (determined on the basis of a 364-day year or 52 weeks, notwithstanding the terms of the Certificates in the indenture) offered by this prospectus are shown on the cover page and are at an annual rate equal to the greater of:

           1. the stated fixed rate percentage per annum; or
           2. a variable "Treasury Bill Rate," as defined below.

       The stated fixed rate of interest is determined according to the stated rates on the cover page of this prospectus, depending on the maturity date of your Certificate.

                          DESCRIPTION OF AFC SECURITIES

       The variable "Treasury Bill Rate" for each semi-annual interest payment date is the arithmetic average of the weekly per annum auction average discount rates at issue date for U.S. Treasury bills with maturities of 26 weeks (which may vary from the market discount rates for the same weeks), as published for each week by the Federal Reserve Board, during the following "Interest Determination Periods":

       o June 1 to November 30, inclusive, for the January 1 interest payment date;
       o December 1 to May 31, inclusive,  for the July 1 interest payment date;
       o June 1 to September 30 for interest payable on the maturity date.

       U.S. Treasury bills are issued and traded on a discount basis, the amount of the discount being the difference between their face value at maturity and their sales price.

       o The per annum discount rate on a U.S. Treasury bill is the percentage obtained by dividing the amount of the discount on such U.S. Treasury bill by its face value at maturity and annualizing such percentage on the basis of a 360-day year.

       o The Federal Reserve Board currently publishes such rates weekly in its Statistical Release H.15 (519).


       o   Unlike  the  interest  on  U.S.  Treasury  bills,   interest  on  the
           Certificates will not be exempt from state and local income taxation.

      If the Federal Reserve Board does not publish the weekly per annum auction average discount rate for a particular week, we will select a publication of such rate by any Federal Reserve Bank or any U.S. Government department or agency to be used in computing the arithmetic average. We will round the Treasury Bill Rate to the nearest one hundredth of a percentage point.

      If we determine in good faith that for any reason a Treasury Bill Rate is not published for a particular week in an Interest Determination Period for a particular interest payment date or the maturity date, as applicable, we will substitute an "Alternate Rate" for the Treasury Bill Rate for that period and date. The Alternate Rate will be the arithmetic average of the weekly per annum auction average discount rates for those weeks in the relevant Interest Determination Period for which rates are published as described above, if any, and the weekly per annum auction average discount rates or market discount rates or stated interest rates for comparable issue(s) of securities which we have selected, for those weeks in the Interest Determination Period for which no rate is published as described above. We will round the Alternate Rate to the nearest one hundredth of a percentage point.

      We will pay the interest rate stated on the Certificate if we determine in good faith that neither the Treasury Bill Rate nor Alternate Rate can be computed for the following periods:

      o June 1 to November 30, inclusive, for the January 1 interest payment date,
      o December 1 to May 31,  inclusive,  for the July 1 interest payment date.
      o June 1 to September 30 for interest payable on the maturity date.

      The six-month U.S. Treasury bill rate has fluctuated widely during the periods shown in the chart on page 19. This rate can be expected to fluctuate in the future. Whenever the Treasury Bill Rate exceeds the fixed rate on the Certificates, these fluctuations will cause the interest rate we will pay on the Certificates to exceed the fixed rate. See "Risk Factors - There is no Public Market for the Securities" section of this prospectus. Given the current spread between the Treasury Bill Rate and the interest rate of the Certificates, it is unlikely that the Treasury Bill Rate will be applicable in the near future. In addition, it is not possible at this time to determine whether the Treasury Bill Rate will be applicable at any time prior to maturity.

                          DESCRIPTION OF AFC SECURITIES

  INTEREST RATE AND/OR MATURITY DATE CHANGES

      We may, from time to time, before the offering of the Certificates is completed, change the rate of interest or maturity date of Certificates to be offered by filing a supplement with the SEC. We will attach the applicable supplement, if any, to this prospectus. Any change in the interest rate or maturity date offered will not affect the rate of interest on or maturity of any Certificates previously issued.

  LIMITATIONS ON OWNERSHIP AND TRANSFER

      The Member Certificates may be purchased only by current or former members of Agway. The General Certificates may be purchased by the public.

      Agway, as transfer agent, prevents Member Certificates from being issued or reissued to anyone other than holders of the Membership Common and Honorary Member Preferred Stock.

                         DESCRIPTION OF AFC SECURITIES

                               Treasury Bill Rate

The following chart shows for the periods indicated: (1) the Treasury Bill Rate,
(2) the highest per annum discount rate on six month U.S. Treasury Bills at one of the 26 auctions during the period used to calculate the "Treasury Bill Rate," and (3) the lowest per annum discount rate on six month U.S. Treasury Bills at one of the 26 auctions during the period used to calculate the "Treasury Bill Rate."

                       Average             High                   Low

     1/90               7.68               8.08                   7.35
     7/90               7.70               8.03                   7.30
     1/91               7.35               7.75                   6.96
     7/91               6.05               6.96                   5.61
     1/92               5.32               5.97                   4.50
     7/92               3.97               4.39                   3.71
     1/93               3.28               3.90                   2.78
     7/93               3.13               3.46                   2.95
     1/94               3.16               3.30                   3.02
     7/94               3.71               4.81                   3.14
     1/95               5.04               5.85                   4.53
     7/95               6.01               6.42                   5.65
     1/96               5.37               5.61                   5.22
     7/96               5.01               5.25                   4.71
     1/97               5.20               5.38                   5.07
     7/97               5.18               5.45                   4.97
     1/98               5.13               5.26                   5.01
     7/98               5.11               5.30                   4.91
     1/99               4.76               5.17                   4.09
     7/99               4.43               4.63                   4.28
     1/00               4.86               5.22                   4.49
     7/00               5.71               6.25                   5.24
     1/01               6.05               6.41                   5.92

                          DESCRIPTION OF AFC SECURITIES

  REDEMPTION PROVISIONS

      So long as we give you at least 30 days written notice, we may, at our option, redeem all, or some of the Certificates, held by you. The price we will pay you will be the principal amount, plus accrued but unpaid interest at the stated rate, from the last interest payment date to the date fixed for redemption. If the Certificates are redeemed by lot, all Certificates not redeemed will be given equal treatment in any subsequent redemption.

  REPURCHASE PRACTICE

      We are not obligated to repurchase Certificates. It is AFC's current practice to repurchase (at face value, plus interest accrued at the stated
  rate) the Certificates of any holder when presented for repurchase. AFC intends to continue that practice in the future with respect to all of the Certificates offered in this prospectus, except the 8.75% and 8.50% Certificates, which AFC does not intend to repurchase. However, AFC is under no obligation to repurchase the Certificates when presented, and AFC may stop or suspend this repurchase practice at any time. In addition, the terms and conditions of the Credit Agreement, as described in the "Risk Factors" section, may cause AFC to limit or cease its past practices with regard to the repurchase of subordinated debt.

  INTEREST REINVESTMENT OPTION

      When you complete an application to purchase Certificates, or at any time after that date, you may elect to have all the future interest paid on the Certificates reinvested automatically into the Certificates. If you elect to have interest reinvested automatically, then we will add the interest due on each semiannual payment date to the principal amount of the Certificate on which interest was paid. Your interest that is reinvested will earn interest on the increased principal amount on the same basis as your original principal amount. Any interest that you reinvest will be subject to federal and state income tax as if it had been received by you on the date it was reinvested. You may revoke your election for future interest payments at any time by providing us with written notice. Your election will be effective on the date we receive it.

                          DESCRIPTION OF AFC SECURITIES

  RATES ON PREVIOUSLY ISSUED CERTIFICATES

      The stated rates of interest on Certificates previously issued by AFC that remain outstanding (and upon which the interest reinvestment option might be exercised by any holder thereof) are as follows:

      Certificates having minimum face amounts of $100:

-------------------------------- ---------------------------- --------------------------- ----------------------------
    Stated Rate of Interest            Due October 31,         Stated Rate of Interest          Due October 31,
-------------------------------- ---------------------------- --------------------------- ----------------------------

             4.5%                           2001                        7.25%                        2006
             5.0%                           2001                        7.75%                        2006
             6.5%                           2001                        7.50%                        2007
             7.0%                           2001                        8.00%                        2007
             7.0%                           2002                         6.0%                        2008
             7.5%                           2002                         6.5%                        2008
             6.75%                          2003                         8.5%                        2008
             7.25%                          2003                         9.0%                        2008
             8.0%                           2004                        5.75%                        2013
             8.5%                           2004                        6.25%                        2013
             7.5%                           2005                        6.75%                        2013
             8.0%                           2005                        7.25%                        2013
             8.5%                           2005                        5.75%                        2014
             5.5%                           2006                        6.25%                        2014
             6.0%                           2006                        7.25%                        2014
             6.25%                          2006                        7.75%                        2014
             6.75%                          2006                        8.50%                        2015
                                                                        9.00%                        2015

-------------------------------- ---------------------------- --------------------------- ----------------------------

Certificates having minimum face amounts of $5,000:

-------------------------------- ---------------------------- --------------------------- ----------------------------
    Stated Rate of Interest            Due October 31,         Stated Rate of Interest          Due October 31,
-------------------------------- ---------------------------- --------------------------- ----------------------------

             4.75%                          2001                         8.0%                        2006
             5.25%                          2001                        7.75%                        2007
             6.75%                          2001                        8.25%                        2007
             7.25%                          2001                         6.0%                        2013
             8.5%                           2001                         6.5%                        2013
             9.0%                           2001                         7.0%                        2013
             5.5%                           2002                         7.5%                        2013
             6.0%                           2002                         6.0%                        2014
             7.0%                           2003                         6.5%                        2014
             7.5%                           2003                         7.5%                        2014
             6.5%                           2006                         8.0%                        2014
             7.0%                           2006                        8.75%                        2015
             7.5%                           2006                        9.25%                        2015


                          DESCRIPTION OF AFC SECURITIES

  Certificates having minimum face amounts of $2,000:

           -----------------------      ----------------------
           Stated Rate of Interest          Due October 31,
           -----------------------      ----------------------

                    8.25%                        2001
                    7.5%                         2002
                    8.0%                         2002
                    8.5%                         2003
                    6.75%                        2004
                    7.75%                        2004
                    8.25%                        2004
                    9.50%                        2004
                    7.0%                         2006
                    8.0%                         2006
                    7.0%                         2008
                    8.75%                        2008
                    9.75%                        2009
           ----------------------       -----------------------

SUBORDINATION PROVISIONS

       The payment of the principal and interest on the Certificates is subordinated in right of payment, to the extent required in the Indenture, to the amounts of principal and interest due on "Senior Debt."

       Senior Debt consists of the principal and interest that we must pay on money which we have borrowed from (or guaranteed to) the following:

             o      banks,
             o      trust companies,
             o      insurance companies, and
             o other financial institutions and lenders, including dealers in commercial paper, charitable trusts, pension trusts, and other investing organizations.

However, if the instrument creating or evidencing the indebtedness provides that such indebtedness is not superior or is subordinate in right of payment to the Certificates, it will not be considered Senior Debt.

       Senior  Debt  includes  all  of  our   interest-bearing   debt  presently
outstanding other than our other outstanding Certificates. As of March 24, 2001, Senior Debt of $84,886,143 was outstanding.

       If we are liquidated, reorganized or dissolved, we will pay the holders of all Senior Debt in full before we pay you any amount. After we pay the Senior Debt in full, you may be entitled to participate in any distribution of our remaining assets. Due to the subordination of the outstanding Certificates to the Senior Debt, Senior Debt holders may receive more assets on a percentage basis, and holders of the outstanding Certificates may receive less assets on a percentage basis, than our other creditors.

MODIFICATION OF INDENTURE

       The   Indenture   permits  the  Trustee  and  us  to  make   non-material
modifications and amendments to the Indenture without your consent. Consent is required to make the following modifications or amendments:

       (1) reduce the amount of outstanding Certificates required to amend the Indenture, or
       (2) terms of payment on any outstanding Certificates.

                          DESCRIPTION OF AFC SECURITIES

EVENTS OF DEFAULT AND WITHHOLDING OF NOTICE TO CERTIFICATE HOLDERS

       We will be in default under the Indenture if any of the following occur:

       (1) we fail for a period of 30 days to pay interest upon any of the outstanding Certificates when due;

       (2) we fail to pay principal of the outstanding Certificates when due and payable at maturity, upon redemption or otherwise; or

       (3) we fail to perform any other covenant which we have committed to in the Indenture for a period of 90 days after written notice by the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Certificates.

       Within 90 days after the default, the Trustee is required to give the outstanding Certificate holders notice of all defaults known to the Trustee. However, the Trustee does not have to give notice if we cure the default before the Trustee gives the notice. If we fail to pay the payment of principal or interest on any of the outstanding Certificates, the Trustee may withhold notice of our default, as long as the Trustee in good faith determines that withholding the notice is in the interest of the outstanding Certificate holders.

       When a default occurs, or during the continuation of a default, the Trustee or the holders of 25% in aggregate principal amount of the outstanding Certificates may declare the principal of all the outstanding Certificates and the interest accrued thereon due and payable. However, the holders of a majority of the aggregate principal amount of the outstanding Debentures may waive all defaults and rescind such declaration if we cure the default.

       Subject to the provisions of the indenture covering the Trustee's duties on any default or continuation of default, the Trustee has no obligation to exercise any of its rights or powers at the request, order or direction of any holders of outstanding Certificates, unless they shall have offered to the Trustee reasonable security or indemnity. Also, subject to such provisions of the indenture regarding the Trustee's right to reasonable security or indemnity, a majority of the holders of the aggregate principal amount of the outstanding Certificates will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee.

GUARANTEE BY AGWAY

       If AFC or any of its successors fails to pay any principal and interest on time, Agway has guaranteed that any such payment punctually is made when and as such payment becomes due and payable, whether at maturity, upon acceleration or mandatory redemption or otherwise. This guarantee is full and unconditional, and joint and several, which means that both Agway and AFC are obligated to make such payments. To the extent that Agway has guaranteed payments due under the Certificates, its failure to make payment under its guarantee would constitute an "Event of Default" under the Indenture, and Certificate holders may proceed against Agway to the same extent, and in the same manner, as described above under "Events of Default and Withholding of Notice to Certificate Holders."

                          DESCRIPTION OF AFC SECURITIES

THE TRUSTEE

       On November 24, 1997, The Chase Manhattan Bank bought the corporate trust business of Mellon Bank, F.S.B. and assumed the responsibilities of Trustee that were being performed by Mellon Bank at that time. Prior to the purchase, Mellon Bank had assumed Trustee responsibilities from Key Bank of New York pursuant to an Agreement of Resignation, Appointment and Acceptance dated September 3, 1996 by and among KeyCorp, Key Bank of New York, Agway Financial Corporation and Mellon Bank. Key Bank of New York was the Trustee under a supplemental indenture dated as of October 1, 1986, between Key Bank, Agway and AFC, which amends the indentures between the Key Bank and Agway dated as of September 1, 1976, September 1, 1978, September 1, 1985, and September 1, 1986. The debentures and certificates issued under the September 1, 1976, September 1, 1978, September 1, 1985, September 1, 1986, August 24, 1987, and August 23, 1988 indentures and the supplemental indenture dated August 24, 1992 rank equally (as to priority in liquidation or dissolution) with the certificates covered by the indenture dated August 23, 1989 and described in this prospectus.

       The indentures contain certain limitations on the right of the Trustee, as a creditor of AFC, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

AUTHENTICATION AND DELIVERY

       We may authenticate the Certificates and have them delivered to you upon our written order without any further corporate action.

SATISFACTION AND DISCHARGE OF INDENTURE

       The Indenture may be discharged upon payment or redemption of all outstanding Certificates or if we deposit sufficient funds with the Trustee to pay off or redeem all the outstanding Certificates.

EVIDENCE AS TO COMPLIANCE WITH CONDITIONS AND COVENANTS

       We are required to provide to the Trustee certificates from our officers stating that we have complied with all promises and conditions under the Indenture.

                                  LEGAL OPINION

     Christopher W. Fox, Esq., our Legal Counsel, will issue an opinion to us about the legality of the Certificates. Mr. Fox is Senior Vice President, General Counsel and Secretary of Agway.

                                     EXPERTS

       The financial statements incorporated in this prospectus by reference to the annual report on Form 10-K for the years ended June 24, 2000 and June 26,
1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

       We are a reporting company under the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60606. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1/800-SEC-0330 for more information about the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov."

       We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933, as amended. The registration statement contains additional information about us and the debt securities. You may inspect the registration statement and exhibits without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

       The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this information. We incorporate by reference the documents listed below:

       o   Annual Report on Form 10-K for the year ended June 30, 2000.
       o Quarterly Reports on Form 10-Q filed subsequent to the date of such Annual Report.
       o Current reports on Form 8-K filed subsequent to the date of such Annual Report on Form 10-K.

     We also incorporate by reference all documents filed by us subsequent to the date of this prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, for so long as this offering continues. You may also request a copy of these filings at no cost by writing or telephoning us at the address or telephone number listed under "Plan of Distribution" on page 10.

     This prospectus is part of a larger registration statement we file with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front cover of these documents.

                                    AGWAY INC.

                                      AGWAY
                                    FINANCIAL
                                   CORPORATION









                                     [LOGO]





                                   PROSPECTUS

Until _____, 2001, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligations of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*:
              Registration Fee......................................  $   92,453
              Printing and Engraving................................      30,000
              Registration Service and Trustee Expense..............      70,000
              Accounting Fees and Expenses..........................       7,000
              "Blue Sky" Fees and Expenses..........................      60,000
              Mailing Costs  .......................................      10,000
              Miscellaneous Expenses................................       5,547
                                                                      ----------
                                                                      $  275,000
                                                                      ==========
              *Approximate


ITEM 15.      INDEMNIFICATION OF OFFICERS AND DIRECTORS.

              Article 11 of Agway's By-laws filed by reference to Exhibit 3ii of this Registration Statement (Form S-3A), File No. 333-59808, dated June 25, 2001, and Section 6.4 of AFC's By-laws, filed by reference to Item 15 of Registration Statement on Form S-3, File No. 333-34781 dated September 2, 1997.

              Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its officers and directors against liabilities as provided for in the By-Laws of Agway and AFC. Under the terms of a Directors and Officers Liability and Corporation Reimbursement Policy purchased by Agway and AFC, each of the directors and officers of Agway and AFC is insured against loss arising from any claim or claims which may be made during the policy period by reason of any wrongful act (as defined in the policy) in their capacities as directors or officers. In addition, Agway and AFC are insured against loss arising from any claim or claims which may be made during the policy period against any director or officer of Agway and AFC by reason of any wrongful act (as defined in the policy) in their capacities as directors or officers, but only when the directors or officers shall have been entitled to indemnification by Agway and AFC.

ITEM 16.      EXHIBITS

              (A) EXHIBITS:


                  4(a) - The Indenture dated as of September 1, 1976 between Agway Inc. and First Trust and Deposit Company of Syracuse, New York, Trustee, including forms of Subordinated Debentures (Minimum 7.5% per annum) due July 1, 2001, and Subordinated Debentures (Minimum 7.0% per annum) due July 1, 2001, filed by reference to Exhibit 4 of the Registration Statement (Form S-1), File No. 2-57227, dated September 21, 1976.

                  4(b) - The Indenture dated as of September 1, 1978 between Agway Inc. and First Trust and Deposit Company of Syracuse, New York, Trustee, including forms of Subordinated Debentures (Minimum 8.0% per annum) due July 1, 2003, and Subordinated Debentures (Minimum 7.5% per annum) due July 1, 2003, filed by reference to Exhibit 4 of the Registration Statement (Form S-1), File No. 2-62549 dated September 8, 1978.

                  4(c) - The Indenture dated as of September 1, 1985, between Agway and Key Bank of Central New York of
                           Syracuse, New York, Trustee, including forms of Subordinated Member Money Market Certificates (Minimum 8% per annum) due October 31, 2005, and Subordinated Member Money Market Certificates (Minimum 7.5% per annum) due October 31, 2005, filed by reference to Exhibit 4 of the Registration Statement (Form S-2), File No. 2-99905, dated August 27, 1985.

                  4(d) - The Indenture dated as of September 1, 1986, between AFC and Key Bank of Central New York of Syracuse, New York, Trustee, including forms of Subordinated Member Money Market Certificates (Minimum 6% per annum) due October 31, 2006, and Subordinated Money Market Certificates (Minimum 5.5% per annum) due October 31, 2006, filed by reference to Exhibit 4 of the Registration Statement (Form S-3), File No. 33-8676, dated September 11, 1986.

                  4(e) - The Supplemental Indenture dated as of October 1, 1986, among AFC, Agway Inc. and Key Bank of Central New York of Syracuse, New York, Trustee, including forms of subordinated debt securities filed by reference to Exhibit 4 of the Registration Statement (Form S-3), File No. 33-8676, dated September 11, 1986.

                  4(f) - The Indenture dated as of August 24, 1987, between AFC and Key Bank of Central New York of Syracuse, New York, Trustee, including forms of Subordinated Member Money Market Certificates (Minimum 6.5% per annum) due October 31, 2008, and Subordinated Money Market Certificates (Minimum 6% per annum) due October 31, 2008, filed by reference to Exhibit 4 of the Registration Statement (Form S-3), File No. 33-16734, dated August 31, 1987.

                  4(g) - The Indenture dated as of August 23, 1988, between AFC and Key Bank of Central New York of Syracuse, New York, Trustee, including forms of Subordinated Member Money Market Certificates (Minimum 9% per annum) due October 31, 2008, and Subordinated Money Market Certificates (Minimum 8.5% per annum) due October 31, 2008, filed by reference to Exhibit 4 of the Registration Statement (Form S-3), File No. 33-24093, dated August 31, 1988.

                  4(h) - The Supplemental Indenture dated as of October 14, 1988, among AFC, Agway Inc. and Key Bank of Central New York, National Association, Trustee, amending the Indentures dated as of August 23, 1988, and August 24, 1988, filed on October 18, 1988.

                  4(i) - The Indenture dated as of August 23, 1989, among AFC, Agway Inc. and Key Bank of Central New York of Syracuse, New York, Trustee, including forms of Subordinated Money Market Certificates and Subordinated Member Money Market Certificates, filed by reference to Exhibit 4 of the Registration Statement (Form S-3), File No. 33-30808, dated August 30, 1989.

                  4(j) - The Supplemental Indenture dated as of August 24, 1992, among AFC, Agway Inc. and Key Bank of New York, Trustee, amending the Indenture dated as of August 23, 1989, filed by reference to Exhibit 4 of the Registration Statement (Form S-3), File No. 33-52418, dated September 25, 1992.

                  4(k) - Agreement of Resignation, Appointment and Acceptance among KeyCorp, Key Bank of New York, AFC and Mellon Bank, F.S.B., dated as of September 3, 1996, five agreements, filed by reference to Exhibit 4(o) of Form S-3, File No. 333-34781, dated September 2, 1997.

                  4(l) - Letter dated November 14, 1997 from Chase Manhattan Bank, as Successor Trustee, to Mellon Bank, F.S.B., filed by reference to Exhibit 4(a) of the Annual Report on Form 10-K, dated September 21, 2000.

                  4(m) - Agway Board of Directors resolutions authorizing the issuance of Honorary Member Preferred Stock, Series HM and Membership Common Stock and authorizing AFC to issue Money Market Certificates under Indentures dated as of August 23, 1989.

                  4(n)     - AFC Board of Directors resolutions  authorizing the
                           issuance   of   Money   Market   Certificates   under
                           Indentures dated as of August 23, 1989.


       The following exhibits are filed as a separate section of this report.

                  3ii - Agway Inc. By - laws as amended May 4, 2001, filed herewith

                   5  -  Opinion  of  Christopher  W. Fox, Esq., dated  June 25,
                         2001, filed herewith.

                  12  -  Statements  regarding  computation  of  ratios,  filed herewith.

                  23  -  Consents of experts,  PricewaterhouseCoopers  LLC, and counsel,  Christopher W. Fox, filed herewith.

                  25  -  Statement  of  Eligibility and Qualification of Trustee
                         on Form T-1, filed herewith.

                  Exhibit numbers 1, 2, 8, 15, 24, 26 through 28 and 99 are inapplicable and exhibit numbers 6, 7, 9, 10, 11, 13, 14 and 16 through 22 are not required.

ITEM 17.          UNDERTAKINGS


                         The undersigned registrants hereby undertake:

                  A.     1.    To  file,  during  any period in which  offers or
                               sales are being made, a post-effective amendment to this registration statement:

                               a. To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                               b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                               c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs 1(a) and 1(b) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrants pursuant to Section 13 or
                               Section 15(d) of the Securities Exchange Act that are incorporated by reference into this registration statement.

                         2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                               Provided, however, that paragraphs 1(a) and 1(b) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrants pursuant to Section 13 or
                               Section 15d of the Securities Exchange Act that are incorporated by reference to the registration statement.

                  B. That,for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

ITEM 17.          UNDERTAKINGS (CONTINUED)


                  C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, Officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either of the registrants of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  D. To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of DeWitt, State of New York, on June 25, 2001.

                                   AGWAY INC.
                                  (Registrant)

                                   By          /s/ Donald P. Cardarelli
                                     -------------------------------------------
                                                DONALD P. CARDARELLI
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                           (PRINCIPAL EXECUTIVE OFFICER)

      Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                     TITLE                               DATE
                  ---------                                     -----                               ----

          /s/ Donald P. Cardarelli                    President and Chief Executive Officer     June 25, 2001
           (DONALD P. CARDARELLI)                     (Principal Executive Officer)



          /s/ Peter J. O'Neill                        Senior Vice President,                    June 25, 2001
           (PETER J. O'NEILL)                          Finance & Control,
                                                       (Principal Financial Officer
                                                        & Principal Accounting Officer)


          /s/ Gary K. Van Slyke                       Chairman of the                           June 25, 2001
            (GARY K. VAN SLYKE)                        Board and Director



          /s/ Andrew J. Gilbert                       Vice Chairman of the                      June 25, 2001
            (ANDREW J. GILBERT)                        Board and Director



          /s/ Keith H. Carlisle                       Director                                  June 25, 2001
            (KEITH H. CARLISLE)



          /s/ D. Gilbert Couser                       Director                                  June 25, 2001
           (D. GILBERT COUSER)



                  SIGNATURE                            TITLE                                    DATE
                  ---------                            -----                                    ----


          /s/ Robert L. Marshman                      Director                                 June 25, 2001
           (ROBERT L. MARSHMAN)



          /s/ Jeffrey B. Martin                       Director                                 June 25, 2001
           (JEFFREY B. MARTIN)



          /s/ Samuel F. Minor                         Director                                 June 25, 2001
            (SAMUEL F. MINOR)



          /s/ Richard H. Skellie                      Director                                 June 25, 2001
            (RICHARD H. SKELLIE)



          /s/ Carl D. Smith                           Director                                 June 25, 2001
            (CARL D. SMITH)



          /s/ Thomas E. Smith                         Director                                 June 25, 2001
           (THOMAS E. SMITH)



          /s/ Joel L. Wenger                          Director                                 June 25, 2001
            (JOEL L. WENGER)



          /s/ Edwin C. Whitehead                      Director                                 June 25, 2001
            (EDWIN C. WHITEHEAD)



          /s/ Dennis C. Wolff                         Director                                 June 25, 2001
            (DENNIS C. WOLFF)



          /s/ William W. Young                        Director                                 June 25, 2001
            (WILLIAM W. YOUNG)


                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of DeWitt, State of New York, on June 25, 2001.


                                         AGWAY FINANCIAL CORPORATION
                                         (Registrant)


                                         By      /s/ Donald P. Cardarelli
                                            -------------------------------
                                                 DONALD P. CARDARELLI
                                                CHAIRMAN OF THE BOARD,
                                               PRESIDENT, AND DIRECTOR
                                             (PRINCIPAL EXECUTIVE OFFICER)

      Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                               TITLE                                DATE




          /s/ Donald P. Cardarelli               Chairman of the Board,                    June 25, 2001
            (DONALD P. CARDARELLI)                  President and Director
                                                    (Principal Executive Officer)



          /s/ Peter J. O'Neill                   Vice President, Treasurer and Director    June 25, 2001
            (PETER J. O'NEILL)                      (Principal Financial Officer and
                                                      Principal Accounting Officer)



          /s/ Christopher W. Fox                 Director                                  June 25, 2001
           (CHRISTOPHER W. FOX)


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               ------------------




                                    EXHIBITS


                                   FILED WITH

                    PRE-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3

                                 JUNE 25, 2001

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                                   ---------

                                   AGWAY INC.
                           AGWAY FINANCIAL CORPORATION

                                  EXHIBIT INDEX


Exhibit Number
--------------

 3ii.    Agway Inc. By-laws as amended May 4, 2001

 4.      Instruments defining the rights of security holders

         4(m) Agway Board of Directors resolutions authorizing the issuance of Honorary Member Preferred Stock, Series HM and Membership Common Stock and authorizing AFC to issue Money Market Certificates under Indentures dated as of August 23, 1989.

         4(n) AFC Board of Directors resolutions authorizing the issuance of Money Market Certificates under indentures dated as of August 23, 1989.

 5.      Opinions of Christopher W. Fox, Esq., dated June 25, 2001

12.      Statements regarding computation of ratios

23.      Consents of experts and counsel

25.      Statement of Eligibility and Qualification of Trustee on Form T-1